POWER OF ATTORNEY

I hereby constitute and appoint Daniel A. Baker and Daniel Nelson, and each of them, acting alone without any of the others, my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to prepare, sign and file any and all Forms 3, 4, 5, 144 and ID, any successor Forms (and any amendments or corrections to all such forms, and any related documents or items) which they deem needed or desirable with the Securities and Exchange Commission and any and all stock exchanges, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate in connection with this power and authority, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

by:	/s/ CAROLYN W. VALENTINE

Printed Name:	Carolyn W. Valentine

Date:	August 6, 2026